Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2023, with respect to the consolidated financial statements of Airspan Networks Holdings Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/S/ GRANT THORNTON LLP

Fort Lauderdale, Florida

May 15, 2023